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                                                                     EXHIBIT 4.3

                   SETTLEMENT AND GENERAL RELEASE AGREEMENT
                   ----------------------------------------

     This Settlement and General Release Agreement ("Agreement") is entered into between Semotus Solutions, Inc. (formerly Datalink.net, Inc.) (hereinafter "Semotus") and Capital Management International (hereinafter "CMI"). CMI and Semotus agree as follows:

                                    RECITALS
                                    --------

     A. A Corporate Development Agreement was signed by and among CMI and Five Star Advantage (the "Contract"), whereby CMI provided certain corporate development and financing services to Five Star Advantage,and Semotus, upon acquiring Five Star Advantage, agreed to pay CMI for those services; and

     B. There was a dispute between the parties related to what the appropriate amount of compensation owed to CMI pursuant to the Contract should be; and

     C. CMI and Semotus have entered into this Agreement to settle the compensation terms of the Contract and any other existing or potential disputes relating to the Contract or any claim that Semotus and/or CMI have acted unlawfully, have not paid the full consideration or compensation due under the Contract, or have breached the terms of any contract, duty, policy, practice, law or regulation.

                                    AGREEMENT
                                    ---------

          WHEREFORE, the parties to this Agreement hereby agree as follows:

     1. Semotus agrees to issue to CMI a total of twenty three thousand (23,000) shares of Semotus Solutions, Inc. restricted common stock upon the parties' execution of this Agreement; eleven thousand five hundred (11,500) shares shall be issued in the name of Capital Management Internationale; eleven thousand five hundred (11,500) shares shall be issued in the name of Steven S. Sadleir. Semotus also agrees to register this stock in its next S-3 Registration Statement, which will include the registration of a portion of Five Star Advantage's shares, such Statement to be filed with the SEC no later than March 28, 2001. This stock, and the subsequent registration of it with the SEC, is for full settlement of the consideration owed under the Contract and for the release, as set forth below. CMI shall be responsible for payment of all taxes related to receipt of the consideration hereunder.

     2. CMI hereby releases, waives and forever discharges, individually and collectively, Semotus and Semotus's current or former officers, directors, employees, agents, affiliates, predecessors, successors, assigns, subsidiaries and all persons acting through or with them (hereinafter collectively referred to as "Releasees"), from any and all claims, rights, demands, liabilities, causes of action, losses, costs or expenses (including attorneys' fees) of any kind whatsoever, known or unknown, suspected or unsuspected, that CMI may now have or has ever had against Releasees prior to and including the date of this Agreement. This release includes, without limitation, all claims relating to any contract between the parties or Releasees, whether express or implied, and its termination or breach; any claims for misrepresentation, fraud, or breach of any covenant of good faith and fair dealing; and any and all claims related to or in any manner incidental to CMI's relationship with Semotus or the Releasees. If any agency or court already has assumed jurisdiction of any complaint or claim against Releasees, CMI will direct that agency or court to withdraw from or dismiss the matter with prejudice.

This document contains information that is confidential and is the property of Semotus Solutions, Inc. It may not be copied, published or used, in whole or in part, for any purposes other than as expressly authorized by Semotus.
                (C) Semotus Solutions 2001 All Rights Reserved.

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          It is expressly understood and agreed by the parties that this
          Agreement is in full accord, satisfaction and discharge of any and all claims by CMI against Releasees, and that this Agreement has been signed with the express intent of extinguishing all such claims.

     3. Any controversy or claim of any kind arising out of relating to this Agreement or its breach, including but not limited to any claim relating to its validity, interpretation, or enforceability, shall be submitted to binding arbitration in the State of California, in accordance with the Arbitration Rules of the American Arbitration Association ("AAA").

     4. This is the entire Agreement regarding the subject matter hereof and supersedes all previous and contemporaneous discussions, negotiations, agreements and understandings. No other promises or agreements have been made.

     5. In the event that any provision of this Agreement is determined to be unenforceable for any reason, the remaining provisions shall remain in full force and effect and the unenforceable provision(s) shall be interpreted and rewritten to give effect to the parties' economic intentions.

     6. CMI acknowledges and agrees that it has been advised that this Agreement is a binding legal document. CMI further agrees that has had adequate time and a reasonable opportunity to review the provisions of this Agreement and to seek legal advice regarding all its aspects, and that in executing this Agreement CMI has acted voluntarily and has not relied upon any representation made by the Semotus or any of its employees or representatives regarding the Agreement's subject matter and/or effect. CMI has read and fully understands this Agreement and voluntarily agrees to its terms.

     7. CMI agrees not to disclose the fact or any of the terms of this Agreement to anyone except for its attorney, accountant and government taxing authorities, unless required to do so by court order. CMI further agrees not to make any negative or disparaging statements about Semotus or its employees or representatives to any third party, or to disclose any information that it became aware of as a result of its relationship with Semotus.

     8. This agreement may be executed in counterparts, and each counterpart shall be deemed a duplicate original.


AGREED AND UNDERSTOOD:
                                                      SEMOTUS SOLUTIONS, INC.
DATE: 1/26/01                                         By: /s Tali Durant
                                                      Tali Durant
                                                      General Counsel

                                             CAPITAL MANAGEMENT INTERNATIONALE
DATE: 1/25/01                                         By: /s/ William K. Lundy
                                                      Name: William K. Lundy
                                                      Title: President

                                                      By: /s/ Steven Sadleir
                                                      Name: Steven Sadleir
                                                      Title:

This document contains information that is confidential and is the property of Semotus Solutions, Inc. It may not be copied, published or used, in whole or in part, for any purposes other than as expressly authorized by Semotus.
                (C) Semotus Solutions 2001 All Rights Reserved.